EXHIBIT 99.1

Mitch Tuchman Joins

Kowabunga!’s Board of Directors

CLEARWATER, Fla. — April 29, 2008 —Kowabunga!®  (AMEX: THK), the leading provider of interactive performance-based advertising networks and technology platforms, today announced that Mitch Tuchman has been appointed to its board of directors effective April 24, 2008.  Mr. Tuchman will serve as an independent board member and fills the board seat recently vacated by the resignation of Scott. P. Mitchell.  Mr. Tuchman, will serve on the audit, compensation and nominating and corporate governance committees.

Mr. Tuchman brings more than 25 years experience in venture capital, public finance and technology to his board position.  From 2006 until 2007, Mr. Tuchman was a consultant to Crestview Capital, a micro-cap hedge fund.  He has also served as a sub-advisor to Apex Capital, LLC, on its technology micro-cap and special situations portfolio, which grew from $30 million to $200 million during that time.   Mr. Tuchman continues to co-manage the $28 million Net Market Partners, LP venture capital fund with Apex.  From 1997 to 2000, Mr. Tuchman invested in and advised venture funds focusing primarily on Internet and technology during which time he was instrumental in facilitating several key transactions including C2B Technologies’ sale to Inktomi, Net Market Makers sale to Jupiter Communications, and Chrome Data Systems sale to DealerTrack.  He co-founded TestMart, a marketer of government information technology services and products via the internet.  A Silicon Valley veteran, Mr. Tuchman began his career at Atari, Inc. and served as an operating executive for several Silicon Valley companies while leading them through strategic transformations for eventual sale. He currently serves on the Board of Directors of Workstream Inc. (Nasdaq:WSTM) and Kintera (Nasdaq: KNTA).  Mr. Tuchman received his MBA from Harvard Business School and his BA from Boston University.

Alex White, Chairman of the Kowabunga! Board of Directors stated, "We are extremely pleased to welcome Mitch to our Board. Mitch brings to the company extensive experience financing and advancing the objectives of growth-oriented companies in the internet technology sector.  His in-depth understanding of the marketplace and of our growth potential will be extremely important as we capitalize on the valuable technology assets and partnership relationships that are key to Kowabunga!’s growth.”

Mitch Tuchman, stated, “I look forward to the opportunity to contribute to Kowabunga! and serve as an additional resource as the Board helps to guide the company during this important time in its evolution.”

About Kowabunga!® Inc.

Think Partnership Inc. is now doing business under the name “Kowabunga!® Inc.” and will seek formal shareholder approval to change its legal name to Kowabunga!® Inc. later in 2008. Kowabunga Marketing Inc. will continue as a subsidiary, operating its affiliate network and related products.

Kowabunga! Inc. is the leading provider of interactive performance-based advertising networks and technology platforms. Kowabunga! provides a comprehensive and integrated set of scalable and cost-effective marketing solutions for both advertisers and publishers. These solutions increase customer retention and revenues through a diverse set of related marketing channels, including affiliate marketing, click-fraud-protected pay-per-click advertising, lead generation, interactive direct marketing, integrated offline advertising, campaign management, public relations, and branding. Kowabunga! also operates several direct-to-consumer services including online dating, online education, and home business opportunities. High-profile brands include ValidClick AdExchange™, MyAP™, PrimaryAds™, BabyToBee™, Second Bite® and MSA. For more information, visit www.kowabunga.com.

Forward Looking Statements

Statements made in this press release that express the company's or management's intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the company's actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the company's report, as filed with the Securities and Exchange Commission on Form 10-K, filed March 29, 2007, under the section headed "Risk Factors." The company cannot guarantee future financial results, levels of activity, performance or achievements, and investors should not place undue reliance on the company's forward-looking statements.

Contact:

Kowabunga!®

Tanya Boggs, Director of Marketing, 727-324-0046, x2170

tanya.boggs@kowabunga.com

or

ICR Inc.

Ina McGuinness, 310-954-1100